EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PC-TEL, INC.

PC-Tel, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 6, 1998 under the name “PC-Tel, Inc.”

2. Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“FIRST: The name of the Corporation is “PCTEL, Inc.”

3.  The first paragraph of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“FOURTH: The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 50,000,000, with a par value of $0.001 per share, and the total number of shares of Preferred Stock which the Corporation is authorized to issue is 5,000,000, with a par value of $0.001 per share.”

4. The amendments set forth in this Certificate of Amendment to Amended and Restated Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation at Bloomingdale, Illinois on May 28, 2020.

/s/ David A. Neumann
David A. Neumann Chief Executive Officer